Exhibit 99.4

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On April 6, 2006, TC PipeLines Intermediate Limited Partnership, a wholly-owned subsidiary of TC PipeLines, LP (the “Partnership”), completed the acquisition of an additional 20% general partnership interest in Northern Border Pipeline Company (“NBPL”) from Northern Border Intermediate Limited Partnership, a wholly-owned subsidiary of Northern Border Partners, L.P. (“NBP”)(1) for approximately $297 million in cash plus up to $10 million in transaction costs payable to a subsidiary of TransCanada Corporation. The Partnership also indirectly assumed approximately $120 million of debt of NBPL. As a result of the transaction, the Partnership’s interest in NBPL increased from 30% to 50% and NBP’s interest in NBPL decreased from 70% to 50%. The Partnership borrowed $307 million under its $310 million unsecured credit facility to pay the purchase price for the acquisition and $10 million in transaction costs payable in connection with the acquisition.

The following pro forma condensed balance sheet as of March 31, 2006 has been prepared as if the acquisition of the additional 20% general partnership interest in NBPL occurred on March 31, 2006. The following pro forma statements of income for the year ended December 31, 2005 and for the three month period ended March 31, 2006 have been prepared as if the acquisition occurred on January 1, 2005, the beginning of the 2005 fiscal year. The financial statements are based on currently available information and certain estimates and assumptions that we believe are reasonable.

The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of the consolidated results of operations of the Partnership in future periods or as it would have been had the acquisition occurred on January 1, 2005. The unaudited pro forma financial information should be read in conjunction with the historical financial statements of the Partnership, and the related notes thereto, which are included in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the Partnership’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, as well as NBPL’s historical financial statements and the related notes thereto, which are presented in Exhibits 99.2 and 99.3 in this Current Report on Form 8-K.

The following significant estimates and assumptions have been used in preparation of the unaudited pro forma financial information:

•                  The acquisition transactions were completed at a purchase price of $307 million.

•                  The acquisition was financed with a bridge loan at an all-in rate of 5.90% per annum. The bridge loan matures on March 31, 2008.

•                  The difference between the purchase price and the underlying book cost of the assets was recorded as part of the investment in Northern Border Pipeline.

•                  TC PipeLines, LP continued to account for its interest in NBPL using equity method of accounting.

(1)     On May 22, 2006 Northern Border Partners, L.P. changed its name to ONEOK Partners, L.P.

TC PipeLines, LP

Pro Forma Condensed Balance Sheet

March 31, 2006

(millions of dollars)

		Pro Forma	Pro Forma
	TC PipeLines, LP	Adjustments	TC PipeLines, LP
	(unaudited)	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	1.8	—	1.8
Investment in Northern Border Pipeline	276.7	307.0	583.7
Investment in Tuscarora	38.7	—	38.7
	317.2	307.0	624.2

Liabilities and Partners’ Equity
Current liabilities
Accrued liabilities	0.5	—	0.5
Current portion of long-term debt	13.5	—	13.5
Long-term debt	—	307.0	307.0
Partners’ equity	303.2	—	303.2
	317.2	307.0	624.2

TC PipeLines, LP

Pro Forma Condensed Statement of Income

Year ended December 31, 2005

(millions of dollars except per unit amounts)

		Pro Forma	Pro Forma
	TC PipeLines, LP	Adjustments	TC PipeLines, LP
		(unaudited)	(unaudited)
Equity income from Investment in Northern Border Pipeline	45.7	29.4	75.1
Equity income from Investment in Tuscarora	7.5	—	7.5
General and administrative expenses	(2.0)	—	(2.0)
Financial charges	(1.0)	(17.3)	(18.3)
Net income	50.2	12.1	62.3
Net income per unit	$2.70	$0.69	$3.39
Units outstanding (millions)	17.5	17.5	17.5

TC PipeLines, LP

Pro Forma Condensed Statement of Income

Three Months ended March 31, 2006

(millions of dollars except per unit amounts)

		Pro Forma	Pro Forma
	TC PipeLines, LP	Adjustments	TC PipeLines, LP
	(unaudited)	(unaudited)	(unaudited)
Equity income from Investment in Northern Border Pipeline	11.2	7.2	18.4
Equity income from Investment in Tuscarora	2.0	—	2.0
General and administrative expenses	(0.6)	—	(0.6)
Financial charges	(0.2)	(4.1)	(4.3)
Net income	12.4	3.1	15.5
Net income per unit	$0.67	$0.17	$0.84
Units outstanding (millions)	17.5	17.5	17.5